As filed with the Securities and Exchange Commission on August 25, 1999
                                                  Registration No. 333-_____

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                             ___________________

                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                             ___________________

                        International Game Technology
           (Exact name of registrant as specified in its charter)
                             ___________________

              Nevada                                88-0173041
 (State or other jurisdiction of                 (I.R.S. Employer
  incorporation or organization)               Identification No.)

                  9295 Prototype Drive, Reno, Nevada 89511
                               (702) 448-7777
        (Address and telephone number of principal executive offices)
                             ___________________

          International Game Technology Deferred Compensation Plan
                          (Full title of the plan)
                             ___________________

                                 Brian McKay
          Vice President, General Counsel, Secretary and Treasurer
                        International Game Technology
                  9295 Prototype Drive, Reno, Nevada 89511
                   (Name and address of agent for service)
                             ___________________

 Telephone number, including area code, of agent for service: (702) 448-7777
                             ___________________

                                  Copy to:
                           Joseph J. Herron, Esq.
                            O'MELVENY & MYERS LLP
                    610 Newport Center Drive, Suite 1700
                      Newport Beach, California  92660
                             ___________________

                      CALCULATION OF REGISTRATION FEE

                                 Proposed     Proposed
                                 maximum      maximum
Title of           Amount        offering     aggregate      Amount of
securities         to be         price        offering       registration
to be registered   registered    per unit     price          fee


Deferred           $8,000,000    100%         $8,000,000(2)  $2,224(2)
Compensation
Obligations(1)

(1) The Deferred Compensation Obligations being registered are general unsecured obligations of International Game Technology (the "Company") to pay deferred compensation in the future to participating members of a select group of management or highly compensated employees in accordance with the terms of the International
        Game Technology Deferred Compensation Plan (the "Plan").

(2)     Estimated solely for purposes of determining the registration fee.

        The Exhibit Index for this Registration Statement is at page 10.

                             PART I

                   INFORMATION REQUIRED IN THE
                    SECTION 10(a) PROSPECTUS


     The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act.

                             PART II

                   INFORMATION REQUIRED IN THE
                     REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference

     The following documents of International Game Technology
(the "Company") filed with the Commission are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for its fiscal year ended September 30, 1998;

     (b) The Company's Quarterly Reports on Forms 10-Q for its quarterly periods ended January 2, 1999, April 3,
          1999, and July 3, 1999; and

     (c) The Company's Current Reports on Forms 8-K filed with the Commission on December 23, 1998, March 12, 1999,
          April 29, 1999, April 30, 1999, and July 23, 1999.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

     The Plan provides a select group of management or highly compensated employees (the "Eligible Employees") of the Company and certain of its affiliates with the opportunity to defer the receipt of certain pre-tax cash compensation. The obligations of the Company under the Plan (the "Deferred Compensation Obligations") will be general unsecured obligations of the Company to pay deferred compensation in the future to participating Eligible Employees (the "Participants") in accordance with the terms of the Plan from the general assets of the Company, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations will be denominated and payable in United States dollars.

     Each Participant may elect to defer under the Plan a portion of his or her cash compensation that may otherwise be payable in a calendar year. A Participant's compensation deferrals are credited to the Participant's bookkeeping account ("Account") maintained under the Plan. At the time of making an election to defer, each Participant may elect to have the amounts in the Account indexed against an investment fund or portfolio, solely for purposes of determining amounts payable under the Plan. Deferred amounts are not actually invested in those funds or portfolios by the Company. Each Participant's Account is credited on a periodic basis with a deemed rate of earnings or loss, depending upon the investment performance of the deemed investment fund or portfolio. Each choice offers its own risks and potential for return, no representation is made regarding the future performance of such fund or portfolio and none of the investment funds or portfolios are insured or guaranteed by the U.S. government or any other entity.

     With certain exceptions, Deferred Compensation Obligations will be paid after the earlier of: (1) a fixed payment date, as elected by the Participant (if any); or (2) the Participant's termination of employment with the Company. The Company may, however, pay Deferred Compensation Obligations in connection with the termination of the Plan. Participants may generally elect that payments be made in a lump sum or installments upon their retirement, although payments will be made in the form of a lump sum for all other distribution events and the Company may mandate payment in the form of a lump sum in certain circumstances.

     No amount payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Plan shall be void.

     The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Participants, except that Participants may withdraw all or a portion of the value of their Plan accounts under certain specified circumstances. However, the Company reserves the right to amend or terminate the Plan at any time.

     The total amount of the Deferred Compensation Obligations is not determinable because the amount will vary depending upon the level of participation by Eligible Employees and the amounts of their compensation. The duration of the Plan is indefinite (subject to the Company's ability to terminate the Plan). The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.

Item 5.  Interests of Named Experts and Counsel

     The validity of the original issuance of the Deferred Compensation Obligations registered hereby is passed on for the Company by Brian McKay. Mr. McKay is Vice President, General Counsel, Secretary and Treasurer of the Company, is compensated as an employee of the Company, is the holder of restricted shares of the Company's Common Stock and options to acquire shares of the Company's Common Stock, and is expected to be eligible to participate in the Plan.

Item 6.  Indemnification of Directors and Officers

     Nevada Revised Statutes ("NRS") Section 78.037(1) allows a Nevada corporation to provide in its articles of incorporation for the elimination or limitation of the personal liability of a director or an officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or an officer. Any such provision cannot eliminate or limit a director or an officer's liability (1) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, and (2) payment of distributions in violation of Section 78.300 of the NRS.

     Section 78.751 of the NRS allows a Nevada corporation to indemnify any person who was, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may be against expenses (including attorneys' fees), judgments, fees and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. A Nevada corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation after exhaustion of all appeals therefrom. When an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which he or she actually and reasonably incurred in connection with the defense. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under a corporation's bylaws, by agreement, vote or otherwise, provided that indemnification will not be allowed if a final adjudication establishes that the acts and omissions of the director or officer involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action (unless indemnification is ordered by a court of competent jurisdiction).

     In accordance with the NRS, Article V of the Company's Articles of Incorporation provides that no officer of director of the Company shall have personal liability to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as an officer or director. This provision does not eliminate or limit the liability of an officer or director for (1) any breach of the officer's or director's duty of loyalty to the Company, (2) acts or omissions not in good faith which involve intentional misconduct, fraud or a knowing violation of law, (3) distributions in violation of the NRS or
(4) any transaction from which the officer or director derived an improper personal benefit. The provisions of Article V do not limit or preclude indemnification of an officer or director by the Company for any liability of the officer or director which has not been eliminated by the provisions of the Article. In the event that the law of the State of Nevada is amended subsequently so as to authorize corporate action further eliminating or limiting the liability of officers or directors, the liability of officers or directors shall thereupon be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Nevada, as amended from time to time.

     Section 4.10 of the Company's By-Laws provides that the Company is obligated to provide indemnity to directors and officers of the Company to the fullest extent permitted by the laws of the State of Nevada against all costs, charges, expenses, liabilities and losses reasonably incurred or suffered by such persons in their capacities as such. The By-Laws also provide that the Company may provide indemnification to employees and agents of the Company, with the same scope and effect of the foregoing indemnification of directors and officers. Under the By-Laws, the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or thereafter acquire under any statute, provisions of the Articles of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. The By-Laws also provide that any director, officer, employee or agent of the Company shall be indemnified against all costs and expenses actually and reasonably incurred by him as a witness in any action, suit or proceeding. The By-Laws further provide that the Board of Directors may enter into indemnification agreements with any directors, officers, employees and agents of the Company as it may designate from time to time, such agreements to provide in substance the indemnification set forth in the By-Laws.

     The Company has a policy of directors and officers liability insurance which insures directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. In addition, the Company has entered into indemnification agreements with its directors and officers which provides that the Company is required to indemnify such directors and officers, to the maximum extent permitted by laws of the State of Nevada.

Item 7.  Exemption from Registration Claimed

     Not applicable.

Item 8.  Exhibits

     See the attached Exhibit Index on page 10.

Item 9.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                       (i)  To include any prospectus required by
          Section 10(a)(3) of the Securities Act;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and
    (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on the 14th day of August, 1999.



                              By:  /s/ Brian McKay
                                   ----------------------------
                                   Brian McKay
                                   Vice President, General
                                   Counsel, Secretary and Treasurer



                        POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Charles N. Mathewson, G. Thomas Baker, and Brian McKay, or each of them individually, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                   Title                      Date

/s/ Charles N. Mathewson    Chairman of the Board      August 14, 1999
Charles N. Mathewson        and Chief Executive
                            Officer (Principal
                            Executive Officer)

/s/ Maureen T. Mullarkey    Vice President,            August 14, 1999
Maureen T. Mullarkey        Finance, Treasurer
                            and Chief Financial
                            Officer (Principal
                            Financial and
                            Accounting Officer)


/s/ Albert J. Crosson       Director                   August 17, 1999
Albert J. Crosson

/s/ Wilbur K. Keating       Director                   August 14, 1999
Wilbur K. Keating

-----------------------     Director
Warren L. Nelson

/s/ Frederick B. Rentschler Director                   August 14, 1999
Frederick B. Rentschler

/s/ John J. Russell         Director                   August 14, 1999
John J. Russell

/s/ Rockwell A. Schnabel    Director                   August 14, 1999
Rockwell A. Schnabel

/s/ Claudine B. Williams    Director                   August 14, 1999
Claudine B. Williams

                          EXHIBIT INDEX

Exhibit
Number               Description of Exhibit


4.        International Game Technology Deferred Compensation
          Plan.

5.        Opinion of Company Counsel (opinion re legality).

23.1 Consent of Deloitte & Touche LLP (consent of independent auditors).

23.2      Consent of Company Counsel (included in Exhibit 5).

24.       Power of Attorney (included in this Registration
          Statement under "Signatures").